Exhibit 10.15

OCH-ZIFF CAPITAL MANAGEMENT HONG KONG LIMITED

November 5, 2007

Zoltan Varga House A Chateau de Peak

No.8 Mount Kellet Road

The Peak

Hong Kong

Dear Zoltan:

Employment Agreement

This Employment Agreement (this “Agreement”) sets forth the terms of your employment with Och-Ziff Capital Management Hong Kong Limited (“OZ Hong Kong”).

1. Responsibilities and Reporting. You shall serve as Head of Asian Merger Arbitrage and Event Driven Investing of OZ Hong Kong. In serving in the aforementioned position, you shall have such authority and responsibility as are customarily attendant to such position and as may be specified from time to time by Daniel S. Och (“Och”). You shall report directly to Och in his capacity as Director of OZ Hong Kong.

2. Compensation. Your compensation arrangement with OZ Hong Kong shall be as follows:

(a) Base Salary. You will receive an annualized base salary of $200,000 (“Base Salary”), payable in accordance with the regular payroll practices of OZ Hong Kong.

(b) Bonus. For each fiscal year of OZ Hong Kong, you may receive from OZ Hong Kong as an annual bonus (the “Annual Bonus”) an amount (if any) to be determined in the sole discretion of Och in his capacity as Director of OZ Hong Kong, and any such determination shall be final. Except as otherwise provided herein, the Annual Bonus (if any) shall be payable on or before March 15 of the calendar year following the calendar year to which any such Annual Bonus relates. Except as set forth in paragraph 3 below, to receive the foregoing, you must be employed by OZ Hong Kong as of December 31 of the calendar year to which any such Annual Bonus relates, and you must not have given notice of your intent to resign your employment or have been notified by OZ Hong Kong of its intention to terminate your employment as of or prior to such date.

(c) Withholdings. All payments made to you will be subject to applicable withholdings, if any, for national, state, local and foreign taxes, and you shall be responsible for your own tax liability arising from your employment hereunder. You agree to indemnify and hold harmless OZ Management LP, OZ Hong Kong, their members, partners, affiliates and funds under management (collectively, “OZ”) from and against any taxes, including interest, penalties and contest costs imposed by the Hong Kong Inland Revenue Department, the United States Internal Revenue Service or any other taxing authority on OZ, arising from OZ’s failure to withhold taxes with respect to the amounts you are entitled to under this letter.

3. Termination of Employment. Your employment by OZ Hong Kong shall be “at will”, which means that you or OZ Hong Kong may terminate your employment at any time, for any reason, or for no reason, with or without notice to the extent permitted by law. In the event your employment terminates for any reason you shall only be entitled to receive your Base Salary through the date of the termination of your employment.

4. Miscellaneous.

(a) No Other Restrictions. You represent and warrant that you are not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person (not being OZ Hong Kong or any of its affiliates) which would in any way preclude, inhibit, impair or limit your ability to perform your obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements and your employment with OZ Hong Kong does not violate the terms of any agreement to which you are a party.

(b) Entire Agreement. Except as set forth herein, this Agreement supersedes any previous or existing agreements, oral or written, between you and OZ Hong Kong relating to the terms and conditions of your employment.

(c) Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by you and OZ Hong Kong. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Governing Law. This Agreement shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.

(e) Arbitration.

(i) Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof or concerning the provisions of this Agreement, including whether or not such a dispute, controversy or claim is arbitrable (“Dispute”) shall be resolved by final and binding arbitration conducted in English by three arbitrators in New York, New York, in accordance with the JAMS International Arbitration Rules then in effect (the applicable rules being referred to herein as the “Rules”) except as modified in this clause 4(e).

(ii) The party requesting arbitration must notify the other party of the demand for arbitration in writing within the applicable statute of limitations and in accordance with the Rules. The written notification must include a description of the claim in sufficient detail to advise the other party of the nature of the claim and the facts on which the claim is based.

(iii) The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within 14 days of the designation of the second of the two arbitrators. If practicable, each arbitrator shall have relevant financial services experience. If any arbitrator is not timely appointed, at the request of any party to the arbitration such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. Any arbitrator appointed by JAMS shall be, if practicable, a retired federal judge, without regard to industry-related experience.

(iv) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such other provisional remedies as may be available, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that such court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(v) There shall be documentary discovery consistent with the Rules and the expedited nature of arbitration. All disputes involving discovery shall be resolved promptly by the chair of the arbitral tribunal.

(vi) No witness or party to a claim that is subject to arbitration shall be required to waive any privilege recognized by applicable law.

(vii) It is the intent of the parties that, barring extraordinary circumstances as determined by the arbitrators, the arbitration hearing pursuant to this Agreement shall be commenced as expeditiously as possible, if practicable within nine months after the written demand for arbitration pursuant to this clause 4(e) is served on the respondent, that the hearing shall proceed on consecutive business days until completed, and if delayed due to extraordinary circumstances, shall recommence as promptly as practicable. The parties to the Dispute may, upon mutual agreement, provide for different time limits, or the arbitrators may extend any time limit contained herein for good cause shown. The arbitrators shall issue their final award (which shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based) as soon as practicably, if possible within a time period not to exceed 30 days after the close of the arbitration hearing.

(viii) Each party to an arbitration hereby waives any rights or claims to recovery of damages in the nature of punitive, exemplary or multiple damages, or to any form of damages in excess of compensatory damages and the arbitral tribunal shall be divested of any power to award any such damages.

(ix) Any award or decision issued by the arbitrators pursuant to this Agreement shall be final, and binding on the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.

(x) Any arbitration conducted pursuant hereto shall be confidential. No party or any of its agents shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other in the arbitration proceedings or about the existence, contents or results of the proceedings except (i) as may be required by a governmental authority or (ii) as required in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by clause (i) in the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect their interests.

(f) Jurisdiction of courts. You and OZ Hong Kong each irrevocably consent and agree that (i) any action brought to compel arbitration or in aid of arbitration in accordance with the terms of this Agreement, (ii) any action confirming and entering judgment upon any arbitration award, and (iii) any action for temporary injunctive relief to maintain the status quo or prevent irreparable harm, may be brought in the state and federal courts of the State of New York and you and OZ Hong Kong each submit to and accept for yourself or itself and in respect of your or its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts for the purposes stipulated in clauses (i), (ii) and (iii) of this sentence.

(g) Service of Process. You and OZ Hong Kong each irrevocably hereby designate CT Corporation System, 111 Eighth Avenue, Broadway, New York, New York, 10011, as your/its, respectively, designee, appointee and agent to receive, for and on behalf of your/itself, respectively, service of process in the jurisdictions set forth in clause 4(f) above in any such action or proceeding. You and OZ Hong Kong each further irrevocably consent to the service of process out of any of the courts mentioned in clause 4(f) above in any such action or proceeding by the mailing of copies thereof by certified or registered mail return receipt requested or by receipted courier service to the agent named herein and that such service shall be deemed complete ten (10) days after delivery thereof to such agent, and provided further that, although it is understood that a copy of such process served on such agent will be promptly forwarded by mail to the relevant party, the failure of such party to receive such copy shall not, to the extent permitted by applicable law, affect in any way the validity or effectiveness of the service of such process.

(h) Severability. If any provision (or part of any provision) of this Agreement is invalid or unenforceable, the remaining provisions (or part of any provision) of this Agreement shall remain in effect.

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If the foregoing correctly sets forth the terms of our arrangement, please confirm your agreement therewith by countersigning in the space below.

Sincerely,

Och-Ziff Capital Management Hong Kong Limited

By:	/s/ Daniel Och
Name:	Daniel S. Och
Title:	Director

Confirmed and Agreed:

/s/ Zoltan Varga
Zoltan Varga